Exhibit to Sub-Item 77Q(1)(b) on Form N-SAR

The following resolution was adopted by the Board on September 29, 2005:

WHEREAS,	the Funds' Directors, in consideration of the
potential benefits to the Funds arising out of investments by the Master Fund in exchange-traded funds, have determined that the Master Fund should be permitted to invest in exchange-traded funds; now therefore be it

RESOLVED,	that the Funds' Directors hereby authorize the
Master Fund to invest in exchange-traded funds consistent with the limits set forth in Section
12(d)(1) of the 1940 Act.